EXHIBIT 10.1

QUANEX BUILDING PRODUCTS CORPORATION

EMPLOYEE

STOCK OPTION AGREEMENT

[GRANTEE NAME]

Grantee

Date of Grant:	<< >>

Total Number of Shares:	<< >>

Exercise Price per Share:	<<$ >>

Expiration Date:	<< >>

General Vesting Schedule:	[100% exercisable on Date of Grant.]

[ % exercisable on . 0% exercisable prior to .]

[ years, with vesting in installments of % on the anniversary date of the Date of Grant in each of the years.]

GRANT OF OPTION

1.	GRANT OF OPTION. The Compensation Committee (the “Committee”) of the Board of Directors of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as amended (the “Plan”), hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a nonqualified stock option (the “Option”) to purchase the total number of shares (“Shares”) set forth above of the Company’s common stock, $0.01 par value per Share, at the exercise price set forth above for each Share subject to the Option, subject to adjustment as provided in the Plan. Subject to Section 2 below, the Option is exercisable in accordance with the General Vesting Schedule set forth above with the exercise price payable at the time of exercise. To the extent not exercised, any installments shall be cumulative and may be exercised in whole or in part until the Option terminates. Notwithstanding anything to the contrary herein, the Option may not be exercised after the earlier of the Expiration Date set forth above or as extended pursuant to Section 3 hereof (the “Expiration Date”) or the applicable date following your termination of employment specified in Section 2 of this Stock Option Agreement (this “Agreement”).

2.	TERMINATION OF EMPLOYMENT. The following provisions will apply in the event your employment with the Company and all Affiliates of the Company (collectively, the “Company Group”) terminates before the Expiration Date:

2.1 Termination Generally. Except as otherwise expressly provided to the contrary in this Section 2, if your employment with the Company Group terminates for any reason, (a) all of your rights in the Option shall terminate and become null and void on the earlier of the Expiration Date or 90 days after the date your employment with the Company Group terminates and (b) the Option shall not continue to vest after such termination of employment.

Employee

2.2 Retirement or Disability. If your employment with the Company Group terminates due to your Retirement or Disability, then the Option shall continue to vest after such termination of employment until the earlier of the Expiration Date or three years after the date your employment with the Company Group terminates as a result of Retirement or Disability. For purposes of this Section 2.2, the term “Retirement” means the voluntary termination of your employment relationship with the Company Group on or after the date on which (a) you are age 65 or (b) you are age 55 and have five years of service with the Company Group.

2.3 Death. If your employment with the Company Group terminates due to your death, then the Option shall continue to vest after such termination of employment until the earlier of the Expiration Date or three years after the date of your death. After your death, your executors, administrators or any person or persons to whom the Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the termination of the Option to exercise the Option.

3.	EXTENSION OF EXPIRATION DATE IN CERTAIN CIRCUMSTANCES. If on the last business day prior to the Expiration Date (a) the exercise of the Option is prohibited by applicable law or (b) you are prohibited from trading any Shares as the result of a Company policy or a “lock-up” agreement between you and the Company, the Expiration Date shall be extended until the date that is thirty (30) days following the end of the prohibition instituted by such law, Company policy, or lock-up agreement. In such event, the term “Expiration Date” as used in this Agreement shall refer to such extended date.

4.	AUTOMATIC EXERCISE IN CERTAIN CIRCUMSTANCES. If on the Expiration Date (as may be extended pursuant to Section 3), (a) the fair market value of one share of Stock exceeds the Exercise Price, and (b) you have not exercised the Option, and (c) the Option has not otherwise expired or terminated; then you shall be deemed to have exercised the Option as of the Expiration Date, with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company will deliver to you the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, that any fractional shares shall be settled in cash.

5.	CASHLESS EXERCISE. Cashless exercise, in accordance with the terms of the Plan, shall be available to you for the Shares subject to the Option.

6.	TAX WITHHOLDING. To the extent that the receipt of the Option or this Agreement, the vesting of the Option or the exercise of the Option results in income to you for federal, state or local income, employment or other tax purposes with respect to which the Company Group has a withholding obligation, you shall deliver to the Company at the time of such receipt, vesting or exercise, as the case may be, such amount of money as the Company Group may require to meet its obligation under applicable tax laws or regulations, and, if you fail to do so, the Company Group is authorized to withhold from the Shares subject to the Option or from any cash or stock remuneration then or thereafter payable to you any tax required to be withheld by reason of such taxable income, sufficient to satisfy the withholding obligation based on the last per share sales price of the common stock of the Company for the trading day immediately preceding the date that the withholding obligation arises, as reported in the New York Stock Exchange Composite Transactions.

Employee

7.	NONTRANSFERABILITY. Except as specified in this Agreement, the Option and this Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution, and shall be exercisable during your lifetime only by you. You may transfer the Option to (a) a member or members of your immediate family, (b) to a revocable living trust established exclusively for you or you and your spouse, (c) a trust under which your immediate family members are the only beneficiaries or (d) a partnership of which your immediate family members are the only partners. For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

The terms applicable to the assigned option(s) shall be the same as those in effect for the Option immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Committee may deem appropriate. You may also designate one or more persons as the beneficiary or beneficiaries of the Option under the Plan, and the Option shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon your death while holding the Option. Such beneficiary or beneficiaries shall take the transferred option(s) subject to all the terms and conditions of this Agreement. Except for the limited transferability provided by the foregoing, outstanding options under the Plan shall not be assignable or transferable.

None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in this Agreement or your transfer of the Option. It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences. You are entitled to rely upon only the tax advice of your own tax advisors.

8.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Option shall not affect in any way the right or power of the Company or any company the stock of which is issued pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

9.	EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, you shall be considered to be in the employment of the Company Group as long as you have an employment relationship with the Company Group. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan and the Committee’s determination shall be final and binding on all persons.

10.	NO RIGHTS AS A STOCKHOLDER. You shall not have any rights as a stockholder of the Company with respect to any Shares covered by the Option until the date of the issuance of such Shares following exercise of the Option pursuant to this Agreement and payment for the Shares.

11.	NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Grantee and the Company or any of its Affiliates or guarantee the right to remain employed by the Company or any of its Affiliates for any specified term.

12.	SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with such Act and all applicable rules thereunder.

13.	REGISTRATION. The Shares that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

Employee

14.	SALE OF SECURITIES. The Shares that may be issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the Shares to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of the Shares.

15.	LIMIT OF LIABILITY. Under no circumstances will the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

16.	MISCELLANEOUS. This Agreement and the Option are awarded pursuant to and are subject to all of the provisions of the Plan, which are incorporated by reference herein, including all amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on the Company’s successors and assigns.

By your acceptance of the Option, you agree that the Option is granted under, governed by and subject to the terms of the Plan and this Agreement.

QUANEX BUILDING PRODUCTS CORPORATION

[Name and Title of Executing Officer]

Employee

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